Exhibit 99.1

LAIDLAW INTERNATIONAL TO LIST ON NEW YORK STOCK EXCHANGE

Shares Will Be Traded Under the Symbol “LI”

     NAPERVILLE, IL, January 27, 2004 — Laidlaw International, Inc. (OTC Bulletin Board: LALW; TSX: BUS) today announced it has applied to list its common shares on the New York Stock Exchange (NYSE). The company anticipates that trading on the NYSE will begin on Tuesday, February 10, 2004, under the trading symbol “LI”. The common stock will continue to also trade on the Toronto Stock Exchange (TSX) under the symbol “BUS”.

     “We are pleased to be joining the New York Stock Exchange, the world’s largest equities market,” said Kevin Benson, president and chief executive officer of Laidlaw International. “Listing Laidlaw International’s common stock on this exchange is an important step in our long-term plans to build recognition for our Company and value and convenience for our shareholders.”

     “We are proud to welcome Laidlaw International to the New York Stock Exchange,” said John A. Thain, NYSE chief executive officer. “Laidlaw International is an outstanding addition to our world-class family of listed companies. We look forward to the company’s first day of trading and to building an outstanding partnership with Laidlaw International and its shareholders.”

     Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport, public transit, patient transportation and emergency department management services. Trades of the company’s shares are currently posted on the OTC Bulletin Board (OTCBB: LALW). Additionally, the company’s shares trade on the Toronto Stock Exchange (TSX: BUS). For more information, visit our website at www.laidlaw.com.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120